EXHIBIT 21

SUBSIDIARIES

Blockchain Equity Management Corp. (“BEMC”) formed September 30, 2017 in the State of Colorado as a for profit corporation; currently non-operational.

Blockchain Equity SRO Inc. formed December 31, 2017 in the State of Colorado as a non-profit corporation; currently non-operational.